SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2005

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank H. Ogawa Plaza, Suite 600

Oakland, California 94612

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 444-3500

______________________________

Item 8.01 Other Events.

This Report on Form 8-K is filed pursuant to Nasdaq Marketplace Rule 4350(n), which requires issuers to disclose in a Form 8-K waivers of the issuer’s code of conduct involving directors or executive officers.

On October 25, 2005, the Audit Committee of the issuer’s Board of Directors unanimously approved the service of Dr. Steven Miller and Dr. William Jenkins on the Posit Science Corporation Scientific Advisory Board, including any waiver necessary under the issuer’s Policies on Business Ethics necessary to permit such service, concluding that this arrangement was in the issuer’s best interests.

In September 2003, the issuer and Posit Science Corporation (then known as Neuroscience Solutions Corporation) (“Posit”) entered into an agreement transferring technology from the issuer to Posit for use in the health field. Dr. Michael M. Merzenich, who is a founder, director, significant stockholder and former officer of the issuer, is also a founder, director, significant shareholder and officer of NSC. The transaction included a license of the patents the issuer owns, a sublicense of the patents the issuer licenses from others, the license of certain software the issuer developed, and the transfer of assets related to certain research projects. All of the rights licensed to Posit are limited to the health field and most are exclusive in that field. The issuer continues to use the licensed patents and technology in the fields of education and speech and language therapy, and retains all rights to the technology outside of the health field. The issuer also agreed with Posit that the two companies would license one another certain patents that may be issued in the future, on which royalties would be paid.

Dr. Jenkins is the issuer’s Senior Vice President, Product Development and Dr. Miller is the issuer’s Senior Vice President, Research. Drs. Jenkins and Miller will serve on the Posit Scientific Advisory Board and in that capacity, will each receive options on 2,500 shares of Posit Common Stock, vesting over 24 months. If either provides consulting services, in addition to his Advisory Board Serivces, he will receive options on an additional 1,000 shares for each consulting day, vested immediately. If either Dr. Miller or Dr. Jenkins creates a patentable invention as part of his work for Posit, that invention will belong to Posit. As with all other Posit inventions, the issuer would have a royalty-bearing license to that invention.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC LEARNING CORPORATION

Dated: October 31, 2005                                                                By: /s/ Linda L. Carloni

Linda L. Carloni

General Counsel

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